UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor

New York, NY 10001

(Address of Principal Executive Offices)

(855)423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

The following discussion of the various agreements entered into by Augme Technologies, Inc., Hipcricket, Inc., Mr. DeLuca and Mr. Hussey is only a summary of those agreements and is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

On September 10, 2012, Robert Hussey resigned as the Interim Chief Operating Officer of Augme Technologies, Inc. (“Augme”) and Hipcricket, Inc. (“Hipcricket”), Augme’s wholly owned subsidiary (collectively the “Company”).  On that date, Thomas DeLuca was appointed as Chief Operating Officer of Augme and of Hipcricket.

From September 2011 to September 2012, Mr. DeLuca, age 45, served as the Chief Operating Officer for Social@Ogilvy, the social media division of Ogilvy and Mather, where he was responsible for driving the operations of a global team of social media experts and practitioners in the execution of social media marketing strategies for such national brands as Ford, IBM, Nestle and UPS.  From September 2007 to August 2011, Mr. DeLuca was Vice President of Worldwide Digital Marketing at Warner Brothers Home Entertainment, where he developed digital marketing campaigns for such blockbuster franchises as Harry Potter, Batman, Sex & The City, and Lord of the Rings, among others.  During his tenure, he pioneered a partnership with Facebook that enabled consumers to purchase Warner Brothers’ film properties on the site.  From November 2003 to July 2007, Mr. DeLuca was an early leader in digital marketing as the founder and President of Digital Agency Group, where he provided clients marketing solutions and programs.  He also served as Vice President of Digital Media and Internet Operations at Lionsgate Entertainment, and as President of Operations at Independentfilms.com, an online destination for the independent filmmaker.

Mr. DeLuca has no family relationship with any of the officers or directors of Hipcricket or Augme and has not had any transactions with Hipcricket or Augme during the past fiscal year to the present that would require reporting pursuant to Item 404(a) of Regulation S-K.  There is no arrangement or understanding between Mr. DeLuca and any third party pursuant to which he was selected as an officer.

Augme, Hipcricket and Mr. DeLuca have entered into an employment agreement with a two year term, pursuant to which Mr. DeLuca will receive an annual base salary of $350,000 during the first year and an annual base salary of $402,500 during the second year.  If the agreement is renewed beyond the second year, Mr. DeLuca’s base salary will be increased by a minimum of 15% over the base salary in effect on the renewal date or, at the discretion of Augme’s Chief Executive Officer, in an amount greater than 15% of the base salary.  Mr. DeLuca is also entitled to receive certain performance-based bonuses as follows:

(1)           If Hipcricket, Inc. achieves $27,200,000 in gross revenues during the fiscal year ended February 28, 2013, Mr. DeLuca will receive a cash bonus of $50,000.  If Hipcricket, Inc. achieves gross revenues of $21,250,000 during the six month period ending August 31, 2013, Mr. DeLuca will be entitled to an additional $50,000 cash bonus.

(2)           If Hipcricket, Inc. achieves $1,000,000 of “profitable cash flow” (defined as earnings before interest, taxes, depreciation and amortization) during the fiscal quarter ending May 31, 2013, Mr. DeLuca will be entitled to a bonus of $50,000 which will be payable with shares of Augme’s common stock.  The per share price shall be calculated by averaging the closing price for the last 10 trading days of the quarter.

(3)           Mr. DeLuca will also have the opportunity to earn a cash bonus of $50,000 for the achievement of gross revenues during the six months ending February 28, 2014 in an amount to be determined by the Hipcricket, Inc. Board of Directors and a cash bonus of $50,000 for the achievement of gross revenues during the six months ending August 31, 2014 in an amount to be determined by the Hipcricket, Inc. Board of Directors.

(4)           If Hipcricket, Inc. achieves $3,000,000 of profitable cash flow during the fiscal quarter ending November 30, 2013, Mr. DeLuca will be entitled to a bonus of $50,000 which will be payable with shares of Augme’s common stock.  The per share price shall be calculated by averaging the closing price for the last 10 trading days of the quarter.

Mr. DeLuca also received an option for the purchase of 625,000 shares of Augme’s common stock from Augme’s 2010 Incentive Stock Option Plan.  The option has a term of five years and an exercise price of $1.50 per share.  The right to purchase 125,000 shares of common stock vested on September 10, 2012.  The right to purchase the remaining 500,000 shares of common stock vests in equal monthly increments over a period of 36 months.  In the event of a “Control Change”, as defined in the employment agreement, any portion of the option remaining unvested, or any of Augme’s securities held by Mr. DeLuca that are subject to vesting conditions, will immediately vest.  In the event of a transaction relating to a litigation settlement, exclusive licensing fee arrangement or a sale of intellectual property wherein Augme receives cash proceeds, any unvested stock option will vest as follows:  (i) 50% of the unvested stock options will vest if the net amount received by Augme is over $10,000,000 but not more than $25,000,000 and (ii) 100% of the unvested stock options will vest if the net amount received by Augme is over $25,000,000.

On September 10, 2012, Robert Hussey executed an offer letter (the “Offer Letter”) pursuant to which he agreed to accept an appointment to the Augme Board of Directors.  There is no arrangement or understanding between Mr. Hussey and any third party pursuant to which Mr. Hussey was appointed as a director.  Mr. Hussey has not yet been appointed to any committee of the Board of Directors and there has been no decision regarding his appointment to any committee.

On June 15, 2012 Mr. Hussey and Augme entered into a Consulting Agreement and on that date Augme issued a Warrant to Mr. Hussey.  These transactions were reported on a Current Report on Form 8-K filed on June 21, 2012.

On September 10, 2012, in conjunction with his appointment to the Board of Directors, Augme issued a Warrant to Mr. Hussey that permits him to purchase 300,000 shares of Augme’s common stock at an exercise price of $1.20 per share, subject to adjustment in accordance with the terms of the Warrant.  The term of the Warrant is 5 years.  The right to purchase the common stock vests in equal increments over a period of 36 months, unless there is a “Control Change” as defined in the Warrant, in which case the right to purchase the common stock will vest immediately.

Beginning on November 30, 2012, Mr. Hussey will also begin to receive, on the last day of each fiscal quarter, an option to purchase 6,000 shares of Augme’s common stock (the “Quarterly Option Grants”).  The exercise price will be equal to the 10-day trailing average closing price of Augme’s common stock (from the last day of the quarter) with respect to the quarter for which the grant relates.  The Quarterly Option Grants will have a term of 5 years and the right to purchase the common stock will vest in equal increments over 36 months.

In the event of a change of control (as defined in the Offer Letter) that closes while Mr. Hussey is a member of the Board or during the six-month period following the termination of his services as a member of the Board, Augme will compensate Mr. Hussey as follows:

(a)           he will receive a flat fee equal to 1% of the aggregate consideration (as defined in the Offer Letter) of the net receivable by Augme or its stockholders, exclusive of any associated costs or related expenses in connection with such transaction, over and above $125,000,000; and

(b)           he will receive 1% of the transaction fee (as defined in the Offer Letter) for his participation in the realization of the monetization of Augme’s intellectual property either through a settlement agreement, a license agreement (except for licenses entered into in the ordinary course of Augme’s business) or an asset sale made during the period of Mr. Hussey’s service as a director and during the six month following the termination of such service.

Other than the foregoing,  Mr. Hussey has not had any transactions with Augme during the past fiscal year to the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

No.	Description

10.1	Employment Agreement effective September 10, 2012 between Registrant and Thomas DeLuca.

10.2	Offer Letter effective September 10, 2012 between Registrant and Robert Hussey.

10.3	Warrant to purchase common stock issued to Robert Hussey.

10.4	Resignation Letter by and between Registrant and Robert Hussey dated September 10, 2012.

99.1	Press Release issued by Augme Technologies, Inc., dated September 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: September 13, 2012	By:	/s/Paul R. Arena
Paul R. Arena
Chief Executive Officer

EXHIBIT LIST

No.	Description

10.1	Employment Agreement effective September 10, 2012 between Registrant and Thomas DeLuca.

10.2	Offer Letter effective September 10, 2012 between Registrant and Robert Hussey.

10.3	Warrant to purchase common stock issued to Robert Hussey.

10.4	Resignation Letter by and between Registrant and Robert Hussey dated September 10, 2012.

99.1	Press Release issued by Augme Technologies, Inc., dated September 10, 2012.